Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

THE FALK CORPORATION

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST.                    The name of the corporation is

THE FALK CORPORATION

SECOND.               The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD.                  The nature of the business or purposes to be conducted or promoted is:

To conduct any lawful business, including (without limitation of the foregoing) the manufacture and sale of a wide range of types and sizes of gears, gear drives and shaft couplings for a variety of industrial applications, and the operation of a steel foundry and a steel fabricating shop for the production of steel castings and weldments, and the conduct of any and every kind of manufacturing and service business.

To exercise any lawful purpose and power and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

FOURTH.              The total number of shares of stock which the corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock of the par value of one dollar ($1.00) per share.

Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the corporation, on all propositions before such meetings.

Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of the business on the payment date, shall be and be deemed to be extinguished and abandoned, and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositaries, shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

FIFTH.                   The name and mailing address of the incorporator are Richard M. Schilling, 2531 Eleventh Street, Rockford, Illinois, 61101.

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

SIXTH.                   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized;

To make, alter or repeal the By-Laws of the corporation.

To authorize and cause to be executed mortgagee and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

To designate one or more committees, by resolution passed by a majority of the whole Board of Directors, each committee to consist of two or more of the directors of the corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Any such committee, to the extent provided in the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it: provided, however, the By-Laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

To sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation, when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding.

SEVENTH.             The number of directors which shall constitute the whole Board shall be 3 until fixed by the By-Laws;

The names and mailing addresses of the persons who are to serve as directors of the corporation are as follows, and each such director shall hold office until the annual meeting of stockholders in the year in which his term expires and until his successor is elected and qualified.

Name	Mailing Address	Year in Which Term Expires
James W. Ethington	2531 Eleventh Street Rockford, Illinois 61101	1969

Ted L. Ross	2531 Eleventh Street Rockford, Illinois 61101	1969

Richard M. Schilling	2531 Eleventh Street Rockford, Illinois 61101	1969

EIGHTH.                Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation, or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summarized in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH.                  Each director and each officer now or hereafter serving the corporation or, at the request of the corporation, any other corporation in which the corporation has an interest as stockholder or creditor, and his heirs, executors and administrators, shall be indemnified and held harmless by the corporation from and against all costs, expenses and liabilities, including but not limited in counsel fees and amounts of judgments and amounts paid in settlement, which may be imposed upon or incurred by him in connection with or resulting from any claim made a against him or any action, suit or proceeding in which he may be involved, by reason of his being or having been a director or officer of the corporation or of any such other corporation, whether or not he continues to be a director or officer at the time such costs, expenses and liabilities are imposed or incurred: provided, however, that no such director or officer shall be an indemnified, (a) with respect to any matter as to which he shall, in any such action, suit or proceeding, be finally adjudged to be liable for misconduct in the performance of his duties as a director or officer, or (b) in the event of a settlement of any such claim, action, suit or proceeding unless (i) such settlement shall, with knowledge of the indemnification provided for hereby, be approved by court having jurisdiction of such claim, action, suit or proceeding or (ii) such settlement shall have been made upon the written opinion of independent legal counsel, selected by or in a manner determined by the Board of Directors of the corporation, to the effect that there is no reasonable ground of liability for misconduct on the part of such director or officer and that the entire cost of such settlement will not substantially exceed the estimated cost of defending such claim, action, suit or proceeding to a final conclusion.  The foregoing rights of indemnification shall be in addition to any other rights to which such director or officer may otherwise be entitled as a matter of law.

TENTH.                 Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation.  Elections of directors need not be written ballot unless the By-Laws of the corporation shall so provide.

ELEVENTH.          The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, being the incorporator hereinabove named, do hereby further certify that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto set my hand and seal this 3rd day of December, 1968.

/s/ Richard M. Schilling
Richard M. Schilling

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF WINNEBAGO	)

BE IT REMEMBERED that on the 3rd day of December, 1968, personally appeared before me, Catherine Rigotti, a Notary Public in and for the County and State aforesaid and a person who is authorized by the laws of said State to take acknowledgment of deeds, Richard M. Schilling, known to me and known to me to be the person who signed the foregoing Certificate of Incorporation and he severally acknowledged that said Certificate was his act and deed and that the facts stated therein are true.

GIVEN under my hand and seal at office the day and year aforesaid.

/s/ Catherine Rigotti
Notary Public	[SEAL]

My Commission Expires May